Exhibit 99.1

NEWS RELEASE

SanDisk Corporation

951 SanDisk Drive

Milpitas, CA 95035-7932

Phone: 408-801-1000

SANDISK TO OFFER $1 BILLION OF CONVERTIBLE SENIOR NOTES

MILPITAS, CA, October 23, 2013 - SanDisk Corporation (NASDAQ: SNDK), a global leader in flash storage solutions, announced today its intention to offer, subject to market and other conditions, up to $1.0 billion principal amount of Convertible Senior Notes due in 2020 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. In addition, the Company expects to grant the initial purchaser for the offering an option to purchase up to an additional $150 million principal amount of notes from the Company to cover over-allotments.

The Company intends to use a portion of the net proceeds of the offering to fund the cost of privately negotiated convertible note hedge transactions, which will serve to increase the effective conversion price of the convertible debt. In addition, the Company intends to use a portion of the net proceeds to repurchase shares of its common stock from purchasers of the notes in privately negotiated transactions, which will be consummated concurrently with the offering. The remaining net proceeds are expected to be used for: (1) the repayment at maturity, or repurchase from time to time, of a portion or all of the Company’s currently outstanding indebtedness; (2) potential strategic investments or acquisitions; (3) the repurchase, from time to time, of shares of the Company’s common stock pursuant to the Company’s existing stock repurchase programs; and (4) other general corporate purposes, including capital expenditures related to manufacturing and technology.

Privately Negotiated Convertible Note Hedge Transactions

The Company currently intends to use a portion of the net proceeds of the offering to fund the cost of privately negotiated convertible note hedge transactions (after taking into account the proceeds to it from warrant transactions) that the Company intends to enter into with the initial purchaser for the offering or other financial institutions (the “dealers”). The Company also intends to enter into separate privately negotiated warrant transactions with such dealers or their affiliates, and anticipates that the warrants will have an exercise price that is up to approximately 80% higher than the closing price of the Company’s common stock on the date the warrants are issued. These convertible note hedge transactions and warrant transactions are expected to reduce the potential dilution with respect to the Company’s common stock upon conversion of the notes; however, the warrant transactions could have a dilutive effect with respect to the Company’s common stock to the extent that the market price per share of the Company’s common stock exceeds the strike price of the warrants.

In connection with these hedging transactions, such dealers or their affiliates expect to enter into various derivatives transactions and engage in other activities that could have the effect of increasing or preventing a decline in the price of the Company’s common stock in connection with the pricing of the notes offering. These activities may be discontinued at any time. In addition, in connection with any conversion of the notes, the dealers or their respective affiliates may enter into derivative transactions and engage in other activities that could adversely impact the price of the Company’s common stock and of the notes.

Repurchase of Common Stock From Purchasers of Notes

The Company currently intends to use a portion of the net proceeds of the offering to repurchase shares of its common stock from purchasers of notes in privately negotiated transactions effected through the initial purchaser as the Company’s agent. The price of the common stock repurchased in such transactions is expected to equal the closing price per share of the Company’s common stock on the date of the pricing of the offering. Repurchases of shares of the Company’s common stock could increase, or prevent a decrease in, the market price of the Company’s common stock or the notes. In the case of repurchases effected concurrently with this offering, this activity could affect the market price of the Company’s common stock concurrently with, or shortly after, the pricing of the notes, and could result in a higher effective conversion price for the notes.

Goldman, Sachs & Co. will act as the sole initial purchaser for resale of the offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any offers of the notes will be made only by means of a confidential offering circular. The notes, the convertible note hedge transactions, the warrants and the shares of the Company’s common stock underlying these securities have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

ABOUT SANDISK

SanDisk Corporation (NASDAQ: SNDK), a Fortune 500 and S&P 500 company, is a global leader in flash storage solutions. For more than 25 years, SanDisk has expanded the possibilities of storage, providing trusted and innovative products that have transformed the electronics industry. Today, SanDisk’s quality, state-of-the-art solutions are at the heart of many of the world’s largest data centers, and embedded in advanced smart phones, tablets and PCs.  SanDisk’s consumer products are available at hundreds of thousands of retail stores worldwide. For more information, visit www.sandisk.com.

© 2013 SanDisk Corporation. All rights reserved. SanDisk is a trademark of SanDisk Corporation, registered in the United States and other countries.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, including statements regarding the Company’s intent to offer the notes and enter into related transactions and the intended use of proceeds from the proposed offering, that are based on the Company’s current expectations and subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate, including, among others:

•                  difficulties or delays in pricing or closing the proposed offering;

•                  the anticipated terms of the offering and the notes;

•                  the anticipated use of proceeds of the offering of the notes, including the Company’s ability to repurchase its outstanding indebtedness on acceptable terms;

•                  whether the convertible note hedge transactions and warrant transactions will become effective;

•                  termination or suspension of the Company’s existing or anticipated stock repurchase programs, which may occur at any time;

•                  fluctuations in the market price of the Company’s common stock; or

•                  the other risks detailed from time-to-time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent quarterly report on Form 10-Q and annual report on Form 10-K.

Such risks and uncertainties could harm the Company’s business, financial condition and results of operations. The Company undertakes no obligation to update the information contained in this press release.

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Investor Contacts:

Jay Iyer

408-801-2067

jay.iyer@sandisk.com

Brendan Lahiff

408-801-1732

brendan.lahiff@sandisk.com

Media Contact:

Lee Garvin Flanagin

408-801-2463

lee.flanagin@sandisk.com